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                                                                     Exhibit 5.1

                      [LETTERHEAD OF DORSEY & WHITNEY LLP]

                                 April 30, 2003

Deluxe Corporation
3680 Victoria Street North
Shoreview, Minnesota 55126-2966

     Re:    Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Deluxe Corporation, a Minnesota corporation (the "Company"), in connection with a Registration Statement on Form S-3 (the "Registration Statement") relating to the proposed sale from time to time of debt securities of the Company in one or more series for an aggregate initial offering price of up to $500,000,000 (the "Debt Securities") pursuant to an Indenture dated as of April 30, 2003 (the "Indenture"), by and between the Company and Wells Fargo Bank Minnesota, N.A., as Trustee (the "Trustee").

     We have examined such documents, including resolutions of the Board of Directors of the Company, adopted on April 29, 2003 (the "Resolutions"), and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below. In rendering our opinion, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies. We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties. As to questions of fact material to our opinion, we have relied upon certificates of officers of the Company and of public officials.

     Based on the foregoing, we are of the opinion that, when the issuance of a series of Debt Securities has been authorized by the finance committee of the Board of Directors and the specific terms of that series of Debt Securities have been specified in a supplemental indenture or

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                              DORSEY & WHITNEY LLP

Deluxe Corporation
April 30, 2003
Page 2

an officer's certificate, which has been executed and delivered to the Trustee by an authorized officer of the Company in accordance with the terms of the Indenture, such series of the Debt Securities will have been duly authorized by all requisite corporate action and, when executed by the Company and authenticated by the Trustee as specified in the Indenture and delivered against payment therefor in the manner described in the Registration Statement, will constitute valid and binding obligations of the Company, enforceable in accordance with the terms of such series.

Our opinion set forth above is subject to the following qualifications and exceptions:

          (a) Our opinion is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other similar law of general application affecting creditors' rights.

          (b) Our opinion is subject to the effects of general principles of equity, including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing, and other similar doctrines affecting the enforceability of agreements generally (regardless of whether considered in a proceeding in equity or at law).

          (c) Minnesota Statutes Section 290.371, Subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under Minnesota law unless the corporation has filed a Notice of Business Activities Report and provides that the use of the courts of the State of Minnesota for all contracts executed and all causes of action that arose before the end of any period for which a corporation failed to file a required report is precluded. Insofar as our opinion may relate to the valid, binding and enforceable character of any agreement under Minnesota law or in a Minnesota court, we have assumed that any party seeking to enforce such agreement has at all times been, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report or, if not exempt, has duly filed, and will continue to duly file, all Notice of Business Activities Reports.

          (d) In rendering our opinion set forth above, we have assumed that, at the time of the authentication and delivery of a series of Debt Securities, (i) the Resolutions will not have been modified or rescinded,
     (ii) there will not have occurred any change in the law affecting the authorization, execution, delivery, validity or enforceability of the Debt Securities, (iii) the Registration Statement will have been declared effective by the Securities and Exchange Commission and will continue to be effective, (iv) the Indenture and any supplement thereto relating that series of Debt Securities shall have been qualified under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), and will continue to be qualified, (v) the Debt Securities of such series will have been

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                              DORSEY & WHITNEY LLP

Deluxe Corporation
April 30, 2003
Page 3

     offered and sold pursuant to the terms described in the Registration Statement and in compliance with the Securities Act, the Trust Indenture Act and any applicable state securities laws, and (vi) none of the particular terms of a series of Debt Securities will violate any applicable law and neither the issuance and sale thereof nor the compliance by the Company with the terms thereof will result in a violation of any agreement or instrument then binding upon the Company or any order of any court or governmental body having jurisdiction over the Company.

          (e) As of the date of this opinion, a judgment for money in an action based on a Debt Security denominated in a foreign currency or currency unit in a federal or state court in the United States ordinarily would be enforced in the United States only in United States dollars. The date used to determine the rate of conversion into United States dollars of the foreign currency or currency unit in which a particular Debt Security is denominated will depend upon various factors, including which court renders the judgment.

          (f) To the extent that the obligations of the Company under the Indenture may be dependent upon such matters, we assume for purposes of this opinion that the Trustee is duly qualified to engage in the activities contemplated by the Indenture; and that the Trustee is in compliance, generally and with respect to acting as a trustee under the Indenture, with all applicable laws and regulations.

     Our opinion expressed above is limited to the laws of the State of Minnesota and the federal laws of the United States of America. The Indenture states that it is governed by New York law. We have not examined the question of what law would govern the interpretation or enforcement of the Indenture and our opinion is based on the assumption, for purposes hereof, that the internal laws of the State of Minnesota and the federal laws of the United States of America would govern the Indenture and the transactions contemplated thereby.

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                              DORSEY & WHITNEY LLP

Deluxe Corporation
April 30, 2003
Page 4

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the reference to our firm under the caption "Legal Matters" in the Prospectus constituting part of the Registration Statement.


                                            Very truly yours,

                                            /s/ Dorsey & Whitney LLP

DLS